Execution Copy

AMENDMENT DATED AS OF AUGUST 29, 2008 TO SHAREHOLDER AGREEMENT made as of April 18, 2006 of ITF Laboratories Inc. (“Shareholder Agreement”)

BETWEEN	AVENSYS INC. (“Avensys”)
AND	INVESTISSEMENT TECHNOLOGIE (3599) INC. (“3599”)
AND	ONTARIO TEACHERS’ PENSION PLAN (“OTPP”)
AND	CELTIC HOUSE VENTURE PARTNERS FUND II A LP (“CELTIC”)
AND	GTI V LIMITED PARTNERSHIP (“GTI V”)
AND	GTI V (NR) LIMITED PARTNERSHIP (“GTI V (NR)”)
AND	BAY TECH VENTURE CAPITAL GMBH & CO. KG (“BAY TECH”)
AND	AVENSYS CORPORATION (formerly Manaris Corporation) (“Parent”)
AND	ITF LABORATORIES INC. (“Company”)
(3599, OTPP, Celtic, GTI V, GTI V (NR) and Bay Tech collectively referred to as “Preferred Holders”)

WHEREAS the parties wish to amend the terms of the put option in favour of the Preferred Holders in the Shareholder Agreement;

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Section “4.13 - Put Option” of the Shareholder Agreement is hereby replaced by the following:

4.13.1
Notwithstanding any other provision of this Agreement, during the period commencing on October 1, 2010 and ending December 31, 2010 (the “Permitted Window”), each Preferred Holder shall have the option (the “Put Option”) to be exercised by written notice (the “Election Notice”) to Avensys, the Company, Parent and the other Preferred Holders to either:

4.13.1.1
sell all and not less than all of the Shares owned by such Preferred Holder to Avensys for its proportionate share of $2,000,000 plus interest accruing from April 1, 2009 to the date of the Election Notice at a rate of 10% per annum calculated based on such Preferred Holder’s respective shareholding interest as set forth in Schedule A (“Cash Consideration”) and in which case Avensys shall be obligated to purchase same at such price, payable within 30 days of receipt of the Election Notice and of the share certificates representing such Preferred Holder’s Shares, duly endorsed for transfer; or

4.13.1.2
exchange all and not less than all of the Shares owned by such Preferred Holder into its proportionate share of that number of freely tradeable common shares of Parent equal to $2,000,000 plus interest accruing from April 1, 2009 to the date of the Election Notice at a rate of 10% per annum divided by US$0.11 (“Avensys Shares”), calculated based on such Preferred Holder’s respective shareholding interest as set forth in Schedule A (“Share Consideration”) and in which case, Parent shall deliver such freely tradeable common shares to such Preferred Holder within 90 days of receipt of the Election Notice (“Delivery Date”) and of the share certificates representing said Shares, duly endorsed for transfer.

4.13.2	If a Preferred Holder opts to receive Cash Consideration, the Election Notice must be sent within the Permitted Window.

4.13.3
If a Preferred Holder opts to receive Share Consideration, the Election Notice must be delivered 90 days before the Delivery Date, and at the earliest, 60 days before the first date of the Permitted Window or August 1, 2010 and at the latest, the final date of the Permitted Window or December 31, 2010.

4.13.4
In the case of Bay Tech, the Permitted Window for the exercise of the Put Option for the Share Consideration under section 4.13.1.2 shall be the period commencing on June 15, 2010 and ending on October 15, 2010.

4.13.5	Within 45 days following an Election Notice for Avensys Shares, Avensys shall, at its expense:

4.13.5.1
file the required registration statement with the U.S. Securities and Exchange Commission (the “SEC”) to register the Avensys Shares so as to permit the offer, sale and distribution to the public on a continuous basis all of the Avensys Shares as freely tradable and shall use commercially reasonable efforts to cause such registration to become effective;

4.13.5.2
prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the United States Securities Act of 1933, as amended (the “Securities Act”) in order to enable the disposition of all securities covered by such registration statement;

4.13.5.3
furnish to the Preferred Holder, such numbers of copies of a prospectus as required by the Securities Act, and such other documents as the Preferred Holders may reasonably request in order to facilitate their disposition of their Avensys Shares;

4.13.5.4
notify each Preferred Holder, promptly after Avensys receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement becomes effective, notify each Preferred Holder of any request by the US Securities and Exchange Commission that Avensys amend or supplement such registration statement or prospectus; and

4.13.5.5	use commercially reasonable efforts to cause all Avensys Shares to be listed on the NASD’s Over-the-Counter Bulletin board (“OTCBB”);

failing which Avensys shall forthright issue to the relevant Preferred Holder, its proportionate share of a further amount of common stock of Avensys equal to 10% of the Avensys Shares.

4.13.6
In the event that none of the Preferred Holders exercises the Put Option in accordance with this Section 4.13, the Shareholders agree to negotiate in good faith the terms and conditions of this Agreement.

2.	Defined terms not defined herein shall have the meanings ascribed thereto in the Shareholder Agreement.

3.	Other than Section 4.13, all of the other provisions of the Shareholder Agreement shall continue to bind the parties and have full force and effect.

4.	This Agreement shall be governed and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date referred to above.

AVENSYS INC.

By:
John G. Fraser President and Chief Executive Officer

ITF LABORATORIES INC.

By:	/s/
Hassan Kassi President

INVESTISSEMENTS TECHNOLOGIE (3599) INC.

By:
Name: Title:

By:
Name: Title:

ONTARIO TEACHERS’ PENSION PLAN

By:
Name: Title:

CELTIC HOUSE VENTURE PARTNERS FUND II A

By:
Name: Title:

GTI V LIMITED PARTNERSHIP

By:
Name: Title:

GTI V (NR) LIMITED PARTNERSHIP

By:
Name: Title:

BAY TECH VENTURE CAPITAL GMBH & CO. KG

By:	/s/
Dr. Rolf Schneider-Günther Managing Limited Partner

AVENSYS CORPORATION

By:	/s/
John G. Fraser Chief Executive Officer

SCHEDULE A

Preferred Holder	Percentage
3599	42%
OTPP	22%
Celtic	14%
GTI V	7.12%
GTI V (NR)	2.88%
Bay Tech	12%
TOTAL	100%